UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2021

Aerie Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36152	20-3109565
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4301 Emperor Boulevard, Suite 400 Durham, North Carolina 27703
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (919) 237-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AERI	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2021, Aerie Pharmaceuticals, Inc. (the “Company”), an ophthalmic pharmaceutical company, issued a press release announcing that it is executing its succession plan for its long-serving Chairman and CEO, and that effective September 17, 2021, Vicente Anido, PhD. no longer serves as the Company’s Chairman and Chief Executive Officer or as a director of the Company. Consistent with the succession plan in place, the Company’s Board of Directors has appointed Benjamin F. McGraw, III, Pharm.D. as its Interim Executive Chairman of the Board of Directors of the Company and commenced a search for a new Chief Executive Officer. Upon the appointment of a new Chief Executive Officer, the Company intends to separate the roles of Chairman and Chief Executive Officer.

Dr. McGraw’s biographical information is set forth on page 22 of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 27, 2021, in the section entitled “Our Board of Directors–Information About Directors Continuing in Office,” and such biographical information is hereby incorporated by reference into this Item 5.02.

There are no family relationships between Dr. McGraw and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Dr. Anido’s departure was due to his termination by the Company without cause, and under his employment agreement, provided certain conditions are satisfied, he will be entitled to severance benefits as set forth in his employment agreement.

On September 20, 2021, the Company and Dr. McGraw entered into a letter agreement (the “McGraw Agreement”) pursuant to which, Dr. McGraw will serve as Interim Executive Chair for a period beginning on September 17, 2021 (the “Effective Date”) and ending on the earlier of (i) the six month anniversary of the Effective Date, or such later date as mutually agreed, and (ii) the date mutually agreed between the Board and Dr. McGraw following the appointment of a new Chief Executive Officer, unless the McGraw Agreement is terminated earlier by either party. Dr. McGraw will receive compensation for his service comprised of salary payments in an amount equivalent to an annual salary of $600,000, and an equity grant with a grant date fair value of $1,000,000, 60% of which will be awarded in the form of a stock option grant and 40% of which will be awarded in the form of a restricted stock grant. Both portions of the equity award will vest on the earlier of (i) the six month anniversary of the Effective Date and (ii) the date that occurs on or following the effective date of the appointment and commencement of service of a new Chief Executive Officer of the Company on which Dr. McGraw’s service as Interim Executive Chair will cease, in each case subject to Dr. McGraw’s continued employment in the role of Interim Executive Chair until such date. Dr. McGraw will not receive any cash retainers payable to non-employee directors during his service as the Interim Executive Chair.

The summary of the McGraw Agreement above does not purport to be complete and is subject to, and qualified in its entirety by, the McGraw Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2021.

A copy of the press release, dated September 21, 2021, announcing the appointment of Dr. McGraw as Interim Executive Chair and the departure of Dr. Anido as Chairman and CEO is attached as Exhibit 99.1 hereto.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits:

99.1	Press Release, dated September 21, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AERIE PHARMACEUTICALS, INC.

Date: September 21, 2021	By:	/s/ Christopher Staten
Christopher Staten
Interim Chief Financial Officer